Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports 12% Global Revenue Growth for the Third Quarter 2014

Irvine, Calif. (October 30, 2014) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and nine months ended September 30, 2014.

John McDermott, Endologix Chairman and Chief Executive Officer, said, “Our third quarter revenue was in-line with preliminary results released at the end of September. Importantly, we remain on track with our key initiatives for our Nellix® Endovascular Sealing System, with the completion of enrollment of the 300 patient EVAS FORWARD global registry and controlled commercial launch of Nellix in Europe. In the U.S., we remain on track to complete enrollment in the Nellix IDE clinical study by the end of this year, which will be a major milestone in the pathway toward eventual U.S. regulatory approval.”

Financial Results

Global revenue in the third quarter of 2014 was $37.2 million, a 12% increase from $33.3 million in the third quarter of 2013. For the nine months ended September 30, 2014, global revenue increased 12% to $108.7 million, compared to $97.0 million for the nine months ended September 30, 2013.

U.S. revenue in the third quarter of 2014 was $27.1 million, a 2% increase compared with $26.5 million in the third quarter of 2013, reflecting increased competitive activity compared to the prior year period. International revenue was $10.1 million, a 49% increase compared to $6.8 million in the third quarter of 2013. The international sales increase was primarily attributable to strong sales growth in Europe.

Gross profit was $23.6 million in the third quarter of 2014, which represents a gross margin of 63%, compared to gross margin of 78% in the third quarter of 2013. Gross profit was $76.4 million for the nine months ended September 30, 2014, representing a gross margin of 70%. This compares with gross margin of 76% for the nine months ended September 30, 2013. The decrease in gross margin for the three and nine months ended September 30, 2014, was primarily was due to the inventory write-off of $4.7 million in the third quarter of 2014 for product inventory that was replaced with the Company’s new DURAPLY™ ePTFE Graft Material for the AFX® Endovascular AAA System.

Total operating expenses were $32.5 million in the third quarter of 2014, compared to $28.1 million in the third quarter of 2013. Total operating expenses for the nine months ended September 30, 2014 were $94.4 million, compared with $82.7 million for the nine months ended September 30, 2013. The increase in operating expenses was driven primarily by expansion of sales and clinical personnel in the U.S. and Europe, general and administrative expenses to support revenue growth and by research and development and clinical and regulatory expenses.

Endologix reported a net loss for the third quarter of 2014 of $13.9 million, or $(0.21) per share, compared with $9.0 million net loss, or $(0.14) per share, for the third quarter of 2013. The third quarter 2014 net loss includes other expense of $5.4 million, while the third quarter 2013 net loss includes other expense of $6.6 million, both of which are primarily non-cash. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the third quarter of 2014 of $8.5 million, or $(0.13) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the third quarter of 2013 of $0.6 million, or $(0.01).

For the nine months ended September 30, 2014, Endologix reported a net loss of $17.6 million, or $(0.28) per share, compared to a net loss of $12.7 million, or $(0.20) per share, for the nine months ended September 30, 2013. Endologix reported an Adjusted Net Loss (non-GAAP and defined below) for the nine months ended September 30, 2014 of $17.6 million or $(0.28) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the nine months ended September 30, 2013 of $6.4 million, or $(0.10) per share.

Total cash, cash equivalents and marketable securities were $100.5 million as of September 30, 2014, compared to $126.5 million as of December 31, 2013.

Financial Guidance
Endologix is reiterating its full year 2014 revenue, Adjusted Net Loss per Share and Adjusted EBITDA per Share guidance and is updating its full year 2014 GAAP Net Loss Per share guidance to account for third quarter 2014 other non-cash expense for foreign currency balance sheet re-measurement and expected costs to acquire regulatory approvals from a foreign distributor. The Company continues to anticipate 2014 revenue to be in the range of $145 million to $148 million, representing growth of 10% to 12% from 2013. Endologix anticipates a GAAP Net Loss per Share in 2014 of $(0.44) to $(0.50), compared to previous guidance of $(0.34) to $(0.40) per share. The Company continues to anticipate, an Adjusted Net Loss per Share (non-GAAP and defined below) in 2014 of $(0.37) to $(0.43) and Adjusted EBITDA per Share (non-GAAP and defined below) in 2014 of $(0.20) to $(0.26).

Conference Call Information

Endologix's management will host a conference call today to discuss these topics, beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-(201)-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 13593186. The conference call will be broadcast live over the Internet at www.endologix.com. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States.

Cautions Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to interest in Nellix, progress of clinical trials, demand for our products and our ability to increase revenue through sales of our new products, and 2014 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for existing products and related new products, product research and development efforts, unexpected litigation expenses, changes to the regulatory environment for the medical device industry, risks associated with international operations, our ability to protect our intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2013, and Endologix's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures

Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA Per Share" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods.  Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the Nellix acquisition contingent consideration due primarily to the increase or decrease in the Endologix common stock price as the contingent consideration is payable in Endologix common stock; (ii) interest expense from the Company's convertible debt; (iii) foreign currency re-measurement (gains) or losses (iv) legal settlement costs; (v) contract termination and business acquisition expenses; and (vi) business development expenses, including licensing costs related to research and development activities.

In the three months and nine months ended September 30, 2014, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability;(ii) interest expense from the Company's convertible debt and (iii) foreign currency re-measurement loss.

In the three months and nine months ended September 30, 2013, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability;(ii) foreign currency re-measurement (gain) and (iii) business development expenses.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) foreign currency re-measurement (gains) or losses; (iv) legal settlement costs; (v) contract termination fees; (vi) the effects of business development transactions and business acquisitions; and (vii) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA and Adjusted EBITDA Per Share Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus income tax (benefit) expense, depreciation and amortization expense and stock-based compensation expense.

(4) “Adjusted EBITDA per Share” is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue
U.S.	$27,067	$26,508	$79,048	$77,578
International	10,083	6,752	29,693	19,430
Total Revenue	37,150	33,260	108,741	97,008
Cost of goods sold	13,573	7,362	32,362	23,578
Gross profit	$23,577	$25,898	$76,379	$73,430
Operating expenses:
Research and development	5,313	5,160	13,876	12,501
Clinical and regulatory affairs	2,482	2,005	7,404	6,558
Marketing and sales	18,438	15,191	53,748	47,235
General and administrative	6,271	5,760	19,366	16,364
Total operating expenses	32,504	28,116	94,394	82,658
Loss from operations	(8,927)	(2,218)	(18,015)	(9,228)
Other income (expense)	(5,557)	1,000	(8,059)	2,140
Change in fair value of contingent consideration related to acquisition	200	(7,600)	8,228	(5,200)
Total other income (expense)	(5,357)	(6,600)	169	(3,060)
Net loss before income tax benefit (expense)	$(14,284)	$(8,818)	$(17,846)	$(12,288)
Income tax benefit (expense)	346	(172)	210	(367)
Net loss	$(13,938)	$(8,990)	$(17,636)	$(12,655)
Other comprehensive income (loss) foreign currency translation	2,704	(477)	2,727	(334)
Comprehensive loss	$(11,234)	$(9,467)	$(14,909)	$(12,989)

Basic and diluted loss per share	$(0.21)	$(0.14)	$(0.28)	$(0.20)
Shares used in computing basic and diluted net loss per share	65,494	62,730	63,444	62,407

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net Loss to Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss	$(13,938)	$(8,990)	$(17,636)	$(12,655)
Fair value adjustment to Nellix contingent consideration liability	(200)	7,600	(8,228)	5,200
Interest expense	1,422	—	4,261	—
Foreign currency re-measurement loss (gain)	4,262	(1,019)	4,050	(775)
Business development expenses	—	1,852	—	1,852
(1) Adjusted Net Loss	$(8,454)	$(557)	$(17,553)	$(6,378)
(2) Adjusted Net Loss Per Share	$(0.13)	$(0.01)	$(0.28)	$(0.10)

Adjusted Net Loss to Adjusted EBITDA and Adjusted EBITDA Per Share:
Adjusted Net Loss	$(8,454)	$(557)	$(17,553)	$(6,378)
Income tax (benefit) expense	(346)	172	(210)	367
Depreciation and amortization	725	552	1,938	1,787
Stock-based compensation expense	1,815	1,719	5,568	6,046
(3) Adjusted EBITDA	$(6,260)	$1,886	$(10,257)	$1,822
(4) Adjusted EBITDA Per Share	$(0.10)	$0.03	$(0.16)	$0.03

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$27,537	$95,152
Marketable securities	72,962	31,313
Accounts receivable, net allowance for doubtful accounts of $194 and $399, respectively.	25,702	24,972
Other receivables	878	310
Inventories	27,746	19,558
Prepaid expenses and other current assets	3,564	2,328
Total current assets	158,389	173,633
Property and equipment, net	23,063	7,338
Goodwill	28,944	29,103
Intangibles, net	42,739	43,096
Deposits and other assets	3,167	3,027
Total assets	$256,302	$256,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,804	$6,265
Accrued payroll	13,021	11,476
Accrued expenses and other current liabilities	5,427	3,094
Contingently issuable common stock	—	46,500
Total current liabilities	29,252	67,335
Deferred income tax	820	1,135
Deferred rent	7,982	1,585
Contingently issuable common stock	14,300	14,400
Convertible notes	69,554	67,101
Total liabilities	121,908	151,556
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized. 67,149,951 and 63,866,392 shares issued, respectively. 66,988,369 and 63,866,392 shares outstanding, respectively.	67	64
Treasury stock, at cost, 161,582 and 0 shares, respectively.	(2,320)	—
Additional paid-in capital	368,735	321,756
Accumulated deficit	(233,718)	(216,082)
Accumulated other comprehensive income (loss)	1,630	(1,097)
Total stockholders’ equity	134,394	104,641
Total liabilities and stockholders’ equity	$256,302	$256,197